Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Adds New Gas Processing Plant into Its Neodesha Pipeline to Support Gas Sales

Wednesday August 31, 1:17 pm ET

Stakes Well Locations for Three Well Drilling Program on Petrol-Neodesha

LAS VEGAS--(BUSINESS WIRE)--Aug. 31, 2005--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today that it has incorporated a new gas processing unit into its newly enhanced Neodesha pipeline system to support growing gas sales from its Petrol-Neodesha property in Kansas. The Company also announced today that it will commence a three well drilling program on the property in September.

"We finalized the installation of a gas processing plant on our newly enhanced Neodesha pipeline system in order to assure Petrol sells high quality gas to its customers," said Paul Branagan, Petrol's Chief Executive Officer. "Further, we just staked three new well locations from our recently filed drilling intents and expect to commence drilling in September. With the strong market demand for natural gas we are concentrating our field efforts on increasing our current production levels from Petrol-Neodesha."

According to a December 31, 2004 Reserve Report, Petrol has gross Proved Reserves amounting to about 9.9 Billion cubic feet (BCF) within its Petrol-Neodesha properties. Petrol-Neodesha, located in the Thayer field, is a very active CBM gas producing area and lies within Wilson and Neosho counties, Kansas. Petrol currently produces natural gas from its 77 producing wells in Petrol-Neodesha.

Forward-Looking Statement: The statements in this press release regarding a newly installed gas processing unit, selling high quality gas, staking well wells and filing drilling intents, actual and anticipated market conditions, any implied or perceived benefits from the Company's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc. for Petrol Oil and Gas
Ed Lewis, 212-732-4300, Ext. 225

Source: Petrol Oil and Gas, Inc.